Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

Cyclacel Announces REVERSE STOCK SPLIT

Berkeley Heights, NJ, May 27, 2016 - Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; “Cyclacel” or the “Company”), a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious disorders, today announced that effective at 5:00 p.m., Eastern Time, on May 27, 2016 (the “Effective Time”), the Company will effect a one-for-twelve reverse stock split of its outstanding common stock. The reverse stock split, which was unanimously approved by the Company’s Board of Directors, was approved by its stockholders at the Annual Meeting of Stockholders held on May 26, 2016. The Company’s common stock will open for trading on The NASDAQ Capital Market on May 31, 2016 on a post-split basis.

As a result of the reverse stock split, every twelve shares of the Company's common stock issued and outstanding at the Effective Time will be consolidated into one issued and outstanding share. No fractional shares of common stock will be issued as a result of the reverse stock split; stockholders will be paid cash in lieu of any such fractional shares. Proportional adjustments will be made to Cyclacel’s outstanding warrants and stock options. The Company’s authorized shares and the nominal par value per share of $0.001 will remain unchanged.

In addition, upon the effectiveness of the reverse stock split, the conversion of Cyclacel’s outstanding 6% convertible exchangeable preferred stock will be adjusted proportionally and automatically in accordance with the terms of the Company’s Certificate of the Powers, Designations, Preferences and Rights of the 6% Convertible Exchangeable Preferred Stock.

The reverse stock split is intended to increase the per share trading price of the Company's common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market. Trading of the Company’s common stock on The NASDAQ Capital Market will continue, on a split-adjusted basis, with the opening of the markets on Tuesday, May 31, 2016, under the existing trading symbol “CYCC” and under a new CUSIP number 23254L405. The reverse stock split reduces the number of shares of the Company’s common stock outstanding from approximately 36.1 million pre-reverse split shares to approximately 3.0 million post-reverse split shares.

Information for Stockholders

The Company has retained its transfer agent, American Stock Transfer & Trust Company, LLC ("AST"), to act as its exchange agent for the reverse stock split. AST will provide stockholders of record as of the Effective Time a letter of transmittal providing instructions for the exchange of their stock certificates. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such brokers' particular processes, and will not be required to take any action in connection with the reverse stock split. For more information regarding the reverse stock split, please refer to the Company’s definitive proxy statement for its most recently held annual meeting of stockholders which can be accessed through Cyclacel’s website at http://www.cyclacel.com.

☑ 200 Connell Drive, Suite 1500, Berkeley Heights, New Jersey 07922, USA Tel +1 (908) 517 7330 Fax +1 866 271 3466

☐ 1 James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067

www.cyclacel.com – info@cyclacel.com

About Cyclacel Pharmaceuticals, Inc.

Cyclacel Pharmaceuticals is a clinical-stage biopharmaceutical company using cell cycle control and DNA damage response biology to develop innovative, targeted medicines for cancer and other proliferative diseases. The SEAMLESS, Phase 3 trial of sapacitabine as front-line treatment for AML in the elderly under an SPA with FDA is in the patient follow-up stage. Cyclacel’s pipeline includes an oral combination of seliciclib (CDK2/9 inhibitor) and sapacitabine in Phase 1 in BRCA positive patients with breast, ovarian and pancreatic cancers; sapacitabine in Phase 2 in MDS; and CYC065 (CDK2/9 inhibitor) in Phase 1 in solid tumors and lymphomas with potential utility also in other hematological malignancies. Cyclacel's strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a pipeline of novel drug candidates. Please visit www.cyclacel.com for more information.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel's product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts for Cyclacel Pharmaceuticals, Inc.

Company: Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com

Investor Relations: Russo Partners LLC, Robert Flamm, (212) 845-4226, robert.flamm@russopartnersllc.com

© Copyright 2016 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.

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